UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 _______________________________________________________________________________________________________________________________________________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		February 28, 2013

NACCO INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-9172	34-1505819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5875 LANDERBROOK DRIVE, SUITE 220, CLEVELAND, OHIO		44124-4069
(Address of principal executive offices)		(Zip code)

(440) 229-5151
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
On February 28, 2013, Mississippi Lignite Mining Company ("MLMC"), an indirect subsidiary of NACCO Industries, Inc. (the "Company"), entered into a Lignite Sales Agreement (the "Agreement") with KMRC RH, LLC ("KMRC"). Under the Agreement, MLMC will sell lignite from its Red Hills Mine to KMRC as an exclusive supplier. KMRC will refine the lignite and sell the refined product to Choctaw Generation Limited Partnership ("CGLP") for use as the exclusive fuel for the Red Hills Generating Station located in Choctaw County, Mississippi (the "Plant") operated by CGLP. MLMC will supply lignite to KMRC effective immediately through December 31, 2021 (the "Term").
During the Term, the Lignite Sales Agreement, dated April 1, 1998, by and between MLMC and CGLP, as amended (the "1998 LSA"), including the all requirements provisions and the take-or-pay provisions, remains in effect. MLMC and CGLP have agreed that MLMC's obligation to supply certain quantities of lignite to CGLP pursuant to the terms of the 1998 LSA will be offset by CGLP's purchase of refined lignite from KMRC, provided that such refined lignite is produced exclusively from lignite sold to KMRC by MLMC. In addition, MLMC and CGLP have agreed that CGLP's obligations to (a) purchase all lignite required for operation of the Plant from MLMC, and (b) pay for certain minimum quantities of lignite from MLMC regardless of whether CGLP takes delivery, each pursuant to the terms of the 1998 LSA, will be offset by purchases of refined lignite from KMRC, again, provided that such refined lignite is produced exclusively from lignite sold to KMRC by MLMC. Pricing under the Agreement is based on pricing under the 1998 LSA. Upon expiration of the Term or termination of the Agreement, MLMC will resume sales of lignite to CGLP pursuant to the terms of the 1998 LSA.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 4, 2013		NACCO INDUSTRIES, INC.

		By:	/s/ J.C. Butler, Jr.
Name: J.C. Butler, Jr.
Title: Senior Vice President, Finance, Treasurer and Chief Administrative Officer